Lone Star Completes Acquisition of SPX FLOW
CHARLOTTE, N.C., April 5, 2022 - SPX FLOW, Inc., a leading provider of process solutions for the nutrition, health and industrial markets, announced today the successful closing of its acquisition by an affiliate of Lone Star Funds ("Lone Star").
“With the transaction complete, we’re moving full speed ahead, working closely with the Lone Star team and accelerating the execution of our strategic plans,” said Marc Michael, SPX FLOW President and CEO. He continued, “We are intensely focused on actions that will deliver the highest quality products for our customers and profitable growth for the company. I would like to thank our team members for their unwavering commitment to serving our customers and shaping our success going forward.”
“SPX FLOW has a talented global team, innovative products and substantial runway for growth that make it well positioned to deliver continued success,” said Donald Quintin, President, Lone Star Opportunity Funds. “We look forward to working with Marc and the SPX FLOW team in this exciting endeavor.”
As a result of the completion of the merger, SPX FLOW is now a privately held company and its common stock has ceased trading on the New York Stock Exchange.
Advisors
Morgan Stanley & Co. LLC served as exclusive financial advisor to SPX FLOW and Winston & Strawn LLP served as its legal advisor. Citi, RBC Capital Markets, LLC, and BofA Securities Inc. served as financial advisors to Lone Star, and Gibson, Dunn & Crutcher LLP and Kirkland & Ellis LLP served as legal advisors.
About SPX FLOW, Inc.
Based in Charlotte, N.C, SPX FLOW, Inc. improves the world through innovative and sustainable solutions. The company’s product offering is concentrated in process technologies that perform mixing, blending, fluid handling, separation, thermal heat transfer and other activities that are integral to processes performed across a wide variety of nutrition, health and industrial markets. SPX FLOW has approximately $1.5 billion in 2021 annual revenues and has operations in more than 30 countries and sales in more than 140 countries. To learn more about SPX FLOW, please visit www.spxflow.com.
About Lone Star
Lone Star, founded by John Grayken, is a leading private equity firm advising funds that invest globally in real estate, equity, credit and other financial assets. Since the establishment of its first fund in 1995, Lone Star has organized 21 private equity funds with aggregate capital commitments totaling approximately $85 billion. The firm organizes its funds in three series: the Commercial Real Estate Fund series; the Opportunity Fund series; and the U.S. Residential Mortgage Fund series. Lone Star invests on behalf of its limited partners, which include institutional investors such as pension funds and sovereign wealth funds, as well as foundations and endowments that support medical research, higher education, and other philanthropic causes. For more information regarding Lone Star Funds, go to www.lonestarfunds.com.

SPX FLOW Contacts

Investor Contact:
Scott Gaffner
VP, Investor Relations and Strategic Insights
704-752-4485
Investor@spxflow.com

Media Contact:
Melissa Buscher
Chief Communications & Marketing Officer
704-449-9187
Melissa.buscher@spxflow.com

Lone Star Contact:
Christina Pretto
Managing Director, Communications and Public Affairs
212-849-9662
mediarelations@lonestarfunds.com